EXHIBIT 99.1

First Niagara Reports First Quarter 2014 Results

First Quarter Highlights:

  Operating Earnings of $0.17 per diluted share, excluding restructuring charges
    GAAP Earnings of $0.15 per diluted share
  Revenues flat YOY excluding Historic Tax Credit (HTC) asset amortization
    Net interest income increased 2% YOY driven by balance sheet growth
    Fees, excluding HTC amortization, decreased 6% YOY driven by lower mortgage banking and capital markets revenues
  Organic loan growth continues, with average loans up 8% annualized QOQ
    Average commercial business and real estate loans increased 9% QOQ
    Momentum in average indirect auto loans continues with $160 million increase
  Strong credit quality maintained
    NCOs decreased to 0.36% of average originated loans in the first quarter of 2014
    Nonperforming originated loans to originated loans decreased 11 basis points QOQ
  Successful launch of remote deposit capture mobile feature in January 2014
    Transactional deposits averaged 36% of deposits, up from 32% a year-ago

BUFFALO, N.Y., April 24, 2014 (GLOBE NEWSWIRE) -- First Niagara Financial Group, Inc. (Nasdaq:FNFG) today reported first quarter results, highlighted by continued balance sheet growth, consistent credit quality and stable core net interest margin.

"As we execute on our strategic investment plan to position First Niagara to generate long-term shareholder value, our first quarter results demonstrate that the organization continues to be focused on acquiring and deepening customer relationships and delivering on our objectives," said Gary M. Crosby, President and Chief Executive Officer. "Our customers and their preferences will remain at the center of all we do as we execute on our strategic investment plan. The main focus of those investments will be dedicated to expanding and enhancing our products and services and improving our operating efficiency."

"In the first quarter of 2014, business momentum remained strong as evidenced by the 9% annualized increase in average commercial loans and 8% annualized increase in total loans," said Gregory W. Norwood, Chief Financial Officer. "Consistent with industry trends in the first quarter, fee income declined from the prior quarter driven by lower activity consistent with seasonal trends. Operating expenses, excluding restructuring expenses, increased from the fourth quarter of 2013 and were driven by seasonal increases in payroll taxes as well as technology and consulting expenses related to our previously announced strategic investment plan."

First Quarter Results

In the first quarter of 2014, First Niagara reported net income available to common shareholders of $51.9 million, or $0.15 per diluted share, which included $8.3 million in after-tax restructuring and severance expenses, or $0.02 per diluted share, incurred primarily in connection with the previously announced branch staffing realignment and consolidation of certain branches completed in the first quarter. In the fourth quarter of 2013, First Niagara reported net income available to common shareholders of $70.1 million, or $0.20 per diluted share. For the first quarter of 2013, net income available to common shareholders was $59.7 million or $0.17 per diluted share and included $4.3 million in after-tax charges related to executive departures.

Balance sheet growth remained strong as average loans increased 8% annualized compared to the prior quarter. Average commercial business and real estate loans increased 9% annualized over the prior quarter, while average consumer loans increased 6% annualized driven by continued growth in indirect auto loan balances, partially offset by a decline in residential mortgage loans. Average transactional deposit balances, which include interest-bearing checking and noninterest bearing deposits, were unchanged compared to the prior quarter. The company continues to garner strong customer traction to the recent roll-out of mobile remote deposit capture.

Revenues, excluding the $7.5 million amortization related to the company's historic tax credit investments (HTC amortization), decreased 4% in the first quarter of 2014 compared to the prior quarter due in large part to seasonal declines in certain fee income categories and two fewer days in the quarter. Net interest income decreased 3% in the first quarter compared to the prior quarter driven in large part due to items that benefited the prior quarter as well as two fewer days. Net interest margin was 3.33%, as compared to 3.41% in the fourth quarter of 2013. Noninterest income, excluding the $7.5 million HTC amortization, declined 6% from the prior quarter primarily due to seasonally lower deposit service charges and lower derivative sales volumes in the capital markets business.

The provision for loan losses on originated loans totaled $21.2 million in the first quarter of 2014, including $5.5 million to support loan growth and $15.6 million to cover net charge-offs during the quarter. At March 31, 2014, nonperforming originated loans comprised 0.82% of originated loans, a 11 basis point improvement from the prior quarter. Net charge-offs equaled 0.36% of average originated loans, consistent with 0.34% reported in 2013.

Excluding $10.4 million in restructuring expenses, operating expenses for first quarter of 2014 were $238.4 million, and increased $11.2 million from the prior quarter. This increase was driven by seasonal increases in payroll taxes, higher marketing costs, as well as technology and consulting expenses related to the previously announced strategic investment plan.

Operating Results (Non-GAAP)	Q1 2014	Q4 2013	Q1 2013
Net interest income	$ 270.7	$ 280.3	$ 266.1
Provision for credit losses	24.8	32.0	20.2
Noninterest income	76.7	89.3	89.3
Noninterest expense	238.4	227.1	237.7
Operating net income	67.8	77.7	67.3
Preferred stock dividend	7.5	7.5	7.5
Operating net income available to common shareholders	$ 60.2	$ 70.1	$ 59.7
Weighted average diluted shares outstanding	351.4	350.7	350.0
Operating earnings per diluted share	$ 0.17	$ 0.20	$ 0.17
Reported Results (GAAP)
Operating net income before non-operating items	$ 67.8	$ 77.7	$ 67.3
Non-operating expenses (a)	8.3	--	--
Net income	59.4	77.7	67.3
Preferred stock dividend	7.5	7.5	7.5
Net income available to common shareholders	$ 51.9	$ 70.1	$ 59.7
Weighted average diluted shares outstanding	351.4	350.7	350.0
Earnings per diluted share	$ 0.15	$ 0.20	$ 0.17

All amounts in millions except earnings per diluted share. The Non-GAAP/Operating Results table above summarizes the company's operating results excluding certain non-operating items. For a detailed reconciliation of non-GAAP measures, refer to the attached tables.

(a) Restructuring charges primarily related to branch realignment and consolidations, net of taxes.

Loans

Average total loans increased 8% annualized from the prior quarter, driven by continued growth in the company's commercial lending businesses as well as sustained momentum in the company's indirect auto business.

Average CRE loans increased 7% annualized to $7.8 billion compared to the fourth quarter of 2013. Commercial business (C&I) loans averaged $5.4 billion, representing a 12% annualized increase over the prior quarter. All of First Niagara's regional markets contributed to first quarter commercial lending growth, with particular strength in the company's New York and Western Pennsylvania regions, which posted growth rates of 8% and 17%, respectively.

Average indirect auto loan balances increased $160 million to $1.6 billion. During the first quarter, indirect auto originations totaled $242 million at an average customer FICO score of 753 and yielded 3.21%, net of dealer reserve. Average residential real estate loans declined by $63 million, or 7% annualized reflecting industry-wide weakness in application volumes. Home equity balances increased for the fourth consecutive quarter, and averaged $2.8 billion, or a 4% annualized quarter-over-quarter increase.

Deposits

The company strategic focus remains on efforts to grow its core deposit customer base, re-position its account mix and introduce new products and services that further enhance its value proposition. Average transaction deposit balances, which include interest-bearing and noninterest bearing checking accounts, were unchanged from the prior quarter and currently represent 36% of the company's deposit balances, up from 32% a year ago. The average cost of interest-bearing deposits of 0.23% was unchanged from the prior quarter.

Average noninterest-bearing checking deposits decreased 1% annualized compared to the prior quarter, driven by seasonal trends particularly in commercial account balances. Interest-bearing checking balances averaged $4.7 billion and increased 1% annualized from the prior quarter.

Money market and time deposit balances declined 1% and 6% annualized, respectively, driven by the company's continued pricing actions.

In response to changing consumer banking behaviors, First Niagara continues to invest in enhancing its self-service channels such as online, mobile and telephonic banking capabilities for retail and small business customers, while continuing to transform its branch network and in-branch experience. In the first quarter of 2014, the company introduced mobile remote deposit capture through which a growing number of mobile banking customers can deposit checks using their smartphones.

Net Interest Income

First quarter 2014 net interest income decreased 3% from the prior quarter to $270.7 million and was driven by an eight basis point decrease in the net interest margin to 3.33% and the effect of two fewer days in the quarter, partially offset by a 4% annualized increase in average earning assets. Growth in average earning assets reflected continued strong loan growth. Average investment securities balances remained consistent with the prior quarter.

The eight basis point quarter-over-quarter decrease in net interest margin reflected lower benefits from retroactive adjustments on the company's residential mortgage backed securities (RMBS) portfolio, lower commercial real estate prepayment income as well as continued compression of loan yields from prepayments and reinvestments at current market rates.

In the first quarter, premium amortization on the RMBS portfolio was $3.8 million, which included a $1.1 million retroactive adjustment to reflect updated estimates of future prepayment speeds. The premium amortization on the RMBS portfolio in the fourth quarter of 2013 was $0.3 million which included a $3.5 million retroactive adjustment.

Credit Quality

At March 31, 2014, the allowance for loan losses was $215.0 million, compared to $209.3 million at December 31, 2013. Nonperforming assets to total assets were 0.52%, down 4 basis points from the prior quarter, driven by a decrease in nonperforming originated loans.

Information for both the originated and acquired portfolios follows.

	Q1 2014			Q4 2013
$ in millions	Originated	Acquired	Total	Originated	Acquired	Total
Provision for loan losses*	$21.2	$3.2	$24.4	$28.2	$3.4	$31.6
Net charge-offs	15.6	3.0	18.6	17.8	2.4	20.3
NCOs/ Avg Loans	0.36%	0.28%	0.34%	0.43%	0.21%	0.38%
Total loans**	$17,389	$4,476	$21,750	$16,922	$4,643	$21,440

(*) Excludes provision for unfunded commitments of $0.4 million each in 1Q14 and 4Q13
(**) Acquired loans before associated credit discount; see accompanying tables for further information

Originated loans

The provision for loan losses on originated loans totaled $21.2 million, compared to $28.2 million in the prior quarter. The provision in the first quarter included $5.5 million to support sequential originated loan growth of $466 million, compared to $10.3 million in the prior quarter that supported $711 million of originated loan growth. Net charge-offs equaled $15.6 million, or 36 basis points of average originated loans, in the first quarter of 2014, consistent with 34 basis points reported in 2013.

At March 31, 2014, nonperforming originated loans comprised 0.82% of originated loans, compared to 0.93% at December 31, 2013. Nonperforming originated loan balances declined 10% from the prior quarter driven by resolutions of credits.

At March 31, 2014, the allowance for loan losses on originated loans totaled $210.8 million or 1.21% of such loans, compared to $205.3 million at December 31, 2013.

Acquired loans

The provision for losses on acquired loans totaled $3.2 million, compared to $3.4 million in the prior quarter. Net charge-offs on those portfolios totaled $3.0 million during the quarter, compared to $2.4 million in the prior period. At March 31, 2014, the allowance for loan losses on acquired loans totaled $4.2 million, compared to $4.0 million at December 31, 2013. Acquired nonperforming loans totaled $30.6 million, compared to $30.1 million at the end of the prior quarter. At March 31, 2014, remaining credit marks available to absorb losses on a pool-by-pool basis totaled $113 million.

Fee Income

First quarter noninterest income was $76.7 million and included the $7.5 million HTC amortization charge. Excluding HTC amortization, noninterest income totaled $84.2 million and decreased 6%, or $5.1 million compared to the prior quarter.  Seasonal weakness drove the quarter-over-quarter decline in deposit service charges and merchant and card fees.

Capital markets revenue decreased $2.7 million from the fourth quarter reflecting lower derivative sales volume in the current pricing environment. Deposit service charges decreased 9% from the prior quarter and were driven by seasonal patterns and lower NSF incident rates. Insurance commissions increased 2% from the prior quarter reflecting higher policy renewal activity. Mortgage banking revenues improved $0.6 million from the fourth quarter of 2013, but declined by $3.0 million or 47% from the year-ago quarter driven by lower volumes as well as lower gain-on-sale margins. Wealth management revenues increased 1% from the prior quarter and were driven by annuity sales.

Noninterest Expense

First quarter noninterest expenses were $248.7 million and included $10.4 million in restructuring charges primarily related to branch staffing realignment and consolidation of branches. Excluding these charges, operating expenses were $238.4 million. Salaries and benefit expenses increased by $4.2 million from the prior quarter driven primarily by typical resetting of payroll taxes, new hires and employee merit increases partially offset by lower healthcare costs. Marketing and advertising expense increased $2.5 million driven by promotional marketing campaigns. Professional services expenses increased $2.6 million or 28% from the prior quarter reflecting consulting fees associated with the company's strategic investments.

In the first quarter of 2014, the efficiency ratio, excluding the restructuring charges and HTC amortization, was 67.2% compared to 61.5% in the prior quarter, reflecting various seasonal impacts in both operating revenues and expenses.

Capital

At March 31, 2014, the company's estimated consolidated Total Risk Based capital and Tier 1 Common Risk Based capital ratios were 11.6% and 7.9% respectively. The company remains well above current regulatory guidelines for well-capitalized institutions.

Effective Tax Rate

In the first quarter of 2014, the company's effective tax rate declined to 19.6% from 29.7% in the prior quarter reflecting the benefits derived from historic tax credit investments funded during the quarter as well as the taxable reorganization of a subsidiary.

About First Niagara

First Niagara, through its wholly owned subsidiary, First Niagara Bank, N.A., is a multi-state community-oriented bank with 411 branches, $38 billion in assets, $28 billion in deposits, and approximately 5,800 employees providing financial services to individuals, families and businesses across New York, Pennsylvania, Connecticut and Massachusetts. For more information, visit www.firstniagara.com.

Investor Call

A conference call will be held at 10:00 a.m. Eastern Time on Thursday, April 24, 2014 to discuss the company's financial results. Those wishing to participate in the call may dial toll-free 1-888-469-1365 with the passcode: FNFG. Presentation slides will be used during the earnings conference call and are available under the investor relations tab of our website at www.firstniagara.com. A replay of the call will be available until June 1, 2014 by dialing 1-888-567-0414, passcode: 9468.

Non-GAAP Measures - This news release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). The company believes that non-GAAP financial measures provide a meaningful comparison of the underlying operational performance of the company, and facilitate investors' assessments of business and performance trends in comparison to others in the financial services industry. In addition, the company believes the exclusion of these non-operating items enables management to perform a more effective evaluation and comparison of the company's results and to assess performance in relation to the company's ongoing operations. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Where non-GAAP disclosures are used in this news release, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document.

Forward-Looking Statements - This press release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. including, without limitations, statements relating to the earnings outlook of the company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; and (6) execution risk associated with the announced strategic investment plan.

First Niagara Financial Group, Inc.
Income Statement Highlights -- Reported Basis
(in thousands, except per share amounts)

	2014	2013				2012
	First	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Interest income:
Loans and leases	$ 209,644	$ 213,778	$ 214,746	$ 209,970	$ 206,640	$ 212,035
Investment securities and other	90,421	96,020	91,996	88,110	88,961	71,564
Total interest income	300,065	309,798	306,742	298,080	295,601	283,599

Interest expense:
Deposits	12,236	12,941	12,931	12,967	14,277	16,902
Borrowings	17,082	16,579	16,271	15,670	15,194	14,411
Total interest expense	29,318	29,520	29,202	28,637	29,471	31,313

Net interest income	270,747	280,278	277,540	269,443	266,130	252,286
Provision for credit losses	24,800	32,000	27,600	25,200	20,200	22,000
Net interest income after provision	245,947	248,278	249,940	244,243	245,930	230,286

Noninterest income:
Deposit service charges	23,356	25,726	27,115	26,482	24,800	26,345
Insurance commissions	15,691	15,431	17,854	17,692	16,355	15,497
Merchant and card fees	11,504	12,567	12,464	12,380	11,298	11,945
Wealth management services	15,587	15,441	15,189	14,945	12,845	12,000
Mortgage banking	3,396	2,754	2,268	6,882	6,424	8,060
Capital markets income	3,623	6,310	5,058	5,002	6,031	7,098
Lending and leasing	4,732	4,140	4,886	4,534	3,906	3,739
Bank owned life insurance	5,405	6,027	3,725	3,321	3,467	3,021
Other income	(6,570)	916	2,863	4,308	4,186	4,116
Total noninterest income	76,724	89,312	91,422	95,546	89,312	91,821

Noninterest expense:
Salaries and benefits	117,940	113,754	115,034	116,305	115,790	111,026
Occupancy and equipment	27,876	27,420	26,582	28,506	28,045	27,609
Technology and communications	30,345	29,483	28,999	29,603	27,113	28,257
Marketing and advertising	7,364	4,879	5,822	5,450	4,346	9,292
Professional services	11,923	9,314	9,820	9,782	9,603	11,163
Amortization of intangibles	7,509	7,562	7,702	10,850	14,119	14,224
FDIC premiums	8,855	7,431	9,351	9,348	8,901	9,158
Merger and acquisition integration expenses	--	--	--	--	--	3,678
Restructuring charges	10,356	--	--	--	--	--
Other expense	26,568	27,305	27,883	25,326	29,749	24,377
Total noninterest expense	248,736	227,148	231,193	235,170	237,666	238,784

Income before income tax	73,935	110,442	110,169	104,619	97,576	83,323
Income tax expense	14,491	32,752	31,026	33,485	30,291	22,226
Net income	59,444	77,690	79,143	71,134	67,285	61,097
Preferred stock dividend	7,547	7,547	7,547	7,547	7,547	7,547
Net income available to common stockholders	$ 51,897	$ 70,143	$ 71,596	$ 63,587	$ 59,738	$ 53,550

Financial Ratios:
Earnings per basic share	$ 0.15	$ 0.20	$ 0.20	$ 0.18	$ 0.17	$ 0.15
Earnings per diluted share	0.15	0.20	0.20	0.18	0.17	0.15
Weighted average shares outstanding - basic(1)	349,906	349,718	349,653	349,542	349,278	349,071
Weighted average shares outstanding - diluted(1)	351,408	350,699	350,896	350,384	349,999	349,663
Net revenue(2)	$ 347,471	$ 369,590	$ 368,962	$ 364,989	$ 355,442	$ 344,107
Noninterest income as a percentage of net revenue(2)	22.08%	24.17%	24.78%	26.18%	25.13%	26.68%
Pre-tax, pre-provision income(3)	$ 98,735	$ 142,442	$ 137,769	$ 129,819	$ 117,776	$ 105,323
Pre-tax, pre-provision income per diluted share(3)	$ 0.28	$ 0.41	$ 0.39	$ 0.37	$ 0.34	$ 0.30
Pre-tax, pre-provision return on average assets(3)	1.06%	1.51%	1.47%	1.41%	1.30%	1.15%
Net interest margin(4)	3.33%	3.41%	3.40%	3.36%	3.39%	3.22%
Interest yield on average loans(4)	3.98%	4.04%	4.14%	4.19%	4.25%	4.39%
Rate paid on interest-bearing liabilities	0.44%	0.43%	0.43%	0.43%	0.44%	0.48%
Efficiency ratio	71.58%	61.46%	62.66%	64.43%	66.86%	69.39%
Expenses as a percentage of average loans and deposits	2.06%	1.89%	1.94%	1.98%	2.01%	2.03%
Effective tax rate	19.6%	29.7%	28.2%	32.0%	31.0%	26.7%
Return on average assets(5)	0.64%	0.82%	0.85%	0.77%	0.74%	0.67%
Return on average equity(5)	4.79%	6.18%	6.37%	5.72%	5.50%	4.92%
Return on average tangible equity(3)(5)	9.66%	12.64%	13.20%	11.75%	11.62%	10.45%
Return on average common equity	4.48%	5.99%	6.18%	5.48%	5.24%	4.62%
Return on average tangible common equity(3)	9.76%	13.25%	13.92%	12.21%	12.05%	10.72%

(1) Share count excludes unallocated ESOP shares and unvested restricted stock shares.
(2) Net revenue is comprised of net interest income and noninterest income.
(3) The tables in this earnings release present computation of earnings and certain other ratios using non-GAAP financial measures, which we believe provide investors with information that is useful in understanding our financial performance and position. See Appendix A for further detail.
(4) Yields and rates calculated on a tax equivalent basis.
(5) Return used to calculate ratio excludes preferred stock dividend.

First Niagara Financial Group, Inc.
Period End Balance Sheet
(in thousands)

	2014	2013				2012
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
Cash and cash equivalents	$ 503,070	$ 462,927	$ 558,086	$ 552,210	$ 424,176	$ 430,862
Investment securities:
Available for sale	7,060,237	7,423,162	7,609,676	7,916,353	7,876,160	10,993,605
Held to maturity	4,467,213	4,042,481	3,841,700	3,856,960	4,218,687	1,299,806
FHLB and FRB common stock	437,550	469,217	437,534	429,740	401,373	420,277
Total investment securities	11,965,000	11,934,860	11,888,910	12,203,053	12,496,220	12,713,688
Loans held for sale	34,465	50,137	80,468	118,104	126,389	154,745
Loans and leases:
Commercial:
Real estate	7,867,724	7,777,903	7,697,407	7,482,375	7,295,544	7,093,193
Business	5,470,177	5,290,392	5,204,672	5,165,606	5,044,738	4,953,323
Total commercial loans	13,337,901	13,068,295	12,902,079	12,647,981	12,340,282	12,046,516
Consumer:
Residential real estate	3,389,071	3,447,997	3,519,233	3,558,274	3,614,912	3,761,567
Home equity	2,767,024	2,752,229	2,706,603	2,670,672	2,646,645	2,651,891
Indirect auto	1,655,489	1,543,983	1,339,449	1,049,763	818,401	601,456
Credit cards	305,663	325,140	311,600	303,455	298,310	314,973
Other consumer	295,692	302,009	310,107	313,037	316,669	333,609
Total consumer loans	8,412,939	8,371,358	8,186,992	7,895,201	7,694,937	7,663,496
Total loans and leases	21,750,840	21,439,653	21,089,071	20,543,182	20,035,219	19,710,012
Allowance for loan losses	215,037	209,274	197,953	183,708	172,002	162,522
Loans and leases, net	21,535,803	21,230,379	20,891,118	20,359,474	19,863,217	19,547,490
Bank owned life insurance	417,031	415,205	413,555	410,182	407,419	404,321
Goodwill and other intangibles	2,535,271	2,542,783	2,549,931	2,557,560	2,567,681	2,617,810
Other assets	999,804	992,071	958,473	949,144	959,459	937,316
Total assets	$ 37,990,444	$ 37,628,362	$ 37,340,541	$ 37,149,727	$ 36,844,561	$ 36,806,232

Deposits:
Savings accounts	$ 3,664,765	$ 3,666,759	$ 3,695,221	$ 3,878,053	$ 3,915,836	$ 3,887,587
Interest-bearing checking	4,929,302	4,743,829	4,637,807	4,499,963	4,534,444	4,450,970
Money market deposits	10,106,569	9,739,539	9,905,341	10,013,996	10,493,243	10,581,137
Noninterest-bearing deposits	5,101,681	4,865,873	4,968,501	4,845,835	4,803,835	4,643,580
Certificates of deposit	3,795,438	3,649,257	3,762,132	3,911,989	3,985,702	4,113,257
Total deposits	27,597,755	26,665,257	26,969,002	27,149,836	27,733,060	27,676,531

Short-term borrowings	4,137,496	4,822,222	4,169,416	3,698,279	2,928,929	2,983,718
Long-term borrowings	733,384	733,883	732,547	732,598	732,510	732,425
Other liabilities	495,590	413,647	531,379	666,270	503,389	487,000
Total liabilities	32,964,225	32,635,009	32,402,344	32,246,983	31,897,888	31,879,674
Preferred stockholders' equity	338,002	338,002	338,002	338,002	338,002	338,002
Common stockholders' equity	4,688,217	4,655,351	4,600,195	4,564,742	4,608,671	4,588,556
Total stockholders' equity	5,026,219	4,993,353	4,938,197	4,902,744	4,946,673	4,926,558
Total liabilities and stockholders' equity	$ 37,990,444	$ 37,628,362	$ 37,340,541	$ 37,149,727	$ 36,844,561	$ 36,806,232

Selected balance sheet information:
Total interest-earning assets(1)	$ 33,684,828	$ 33,396,058	$ 33,039,023	$ 32,906,363	$ 32,524,313	$ 32,321,964
Total interest-bearing liabilities	27,366,955	27,355,489	26,902,465	26,734,878	26,590,664	26,749,094
Net interest-earning assets	$ 6,317,873	$ 6,040,569	$ 6,136,558	$ 6,171,485	$ 5,933,649	$ 5,572,870

Tangible common equity(2)	$ 2,152,946	$ 2,112,568	$ 2,050,264	2,007,182	2,040,990	1,970,746
Unrealized gain on available for sale securities, net of tax(3)	72,579	63,930	76,686	83,898	160,942	206,733

Total core deposits	$ 23,802,317	$ 23,016,000	$ 23,206,870	$ 23,237,847	$ 23,747,358	$ 23,563,274

Originated loans(4)	$ 17,388,542	$ 16,922,161	$ 16,211,505	$ 15,102,336	$ 14,100,190	$ 13,372,357
Acquired loans(5)	4,475,593	4,642,775	5,006,753	5,581,651	6,083,912	6,513,636
Credit related discount on acquired loans(6)	(113,295)	(125,283)	(129,187)	(140,805)	(148,883)	(175,981)
Total Loans	$ 21,750,840	$ 21,439,653	$ 21,089,071	$ 20,543,182	$ 20,035,219	$ 19,710,012

(1) Includes interest bearing cash and cash equivalents, investment securities at amortized cost, loans held for sale, and total loans and leases.
(2) The tables in this earnings release present computation of earnings and certain other ratios using non-GAAP financial measures, which we believe provide investors with information that is useful in understanding our financial performance and position. See Appendix A for further detail.
(3) Excludes unamortized unrealized gains recorded in accumulated other comprehensive income related to available for sale securities transferred to held to maturity.
(4) Originated loans represent total loans excluding acquired loans.
(5) Represents the carrying value of acquired loans plus the principal not expected to be collected.
(6) Represent principal on acquired loans not expected to be collected.

First Niagara Financial Group, Inc.
Average Balance Sheet and Related Tax Equivalent Yields & Rates
(in millions)

	For the three months ended
	March 31, 2014			December 31, 2013			March 31, 2013
	Average	Interest(1)	Yields	Average	Interest(1)	Yields	Average	Interest(1)	Yields
	Balances		and Rates(1)	Balances		and Rates(1)	Balances		and Rates(1)
Interest-earning assets:
Loans and leases(2)
Commercial:
Real estate	$ 7,801	$ 76	3.89%	$ 7,673	$ 79	4.02%	$ 7,179	$ 76	4.25%
Business	5,413	48	3.56	5,257	48	3.60	4,999	47	3.74
Total commercial loans	13,214	124	3.76	12,930	127	3.85	12,178	123	4.04
Consumer:
Residential real estate	3,416	33	3.88	3,479	34	3.89	3,691	37	4.01
Home equity	2,756	28	4.12	2,732	29	4.15	2,648	28	4.29
Indirect auto	1,613	12	2.93	1,453	11	3.03	712	6	3.29
Credit cards	314	9	11.64	313	9	11.38	304	8	10.40
Other consumer	300	6	8.64	307	7	8.66	328	7	8.17
Total consumer loans	8,399	88	4.26	8,284	89	4.27	7,683	85	4.50
Total loans and leases	21,613	212	3.98	21,214	216	4.04	19,861	208	4.25
Residential MBS	5,689	39	2.75	5,502	42	3.07	5,488	34	2.50
Commercial MBS	1,697	14	3.28	1,772	17	3.84	1,914	18	3.78
Other investment securities (3)	4,388	39	3.55	4,505	38	3.40	4,822	38	3.19
Total securities, at amortized cost	11,774	92	3.12	11,779	98	3.31	12,224	91	2.97
Money market and other investments	125	1	1.64	189	1	1.38	241	1	1.31
Total interest-earning assets	33,512	$ 305	3.69%	33,182	$ 314	3.76%	32,326	$ 300	3.76%
Goodwill and other intangibles	2,539			2,546			2,609
Other noninterest-earning assets	1,697			1,651			1,872

Total assets	$ 37,748			$ 37,379			$ 36,807

Interest-bearing liabilities:
Deposits
Savings accounts	$ 3,631	$ 1	0.08%	$ 3,670	$ 1	0.09%	$ 3,894	$ 1	0.11%
Interest-bearing checking	4,735	--	0.03	4,725	--	0.04	4,379	1	0.05
Money market deposits	9,887	5	0.20	9,900	5	0.20	10,643	6	0.23
Certificates of deposit	3,647	6	0.70	3,698	7	0.71	4,081	7	0.67
Total interest bearing deposits	21,900	12	0.23%	21,993	13	0.23%	22,997	14	0.25%
Borrowings
Short-term borrowings	4,642	5	0.44%	4,259	4	0.42%	3,152	3	0.40%
Long-term borrowings	734	12	6.69	732	12	6.56	730	12	6.71
Total borrowings	5,376	17	1.29	4,991	17	1.32	3,882	15	1.59
Total interest-bearing liabilities	27,276	$ 29	0.44%	26,984	$ 30	0.43%	26,879	$ 29	0.44%
Noninterest-bearing deposits	4,864			4,878			4,468
Other noninterest-bearing liabilities	574			532			502
Total liabilities	32,714			32,395			31,849
Total stockholders' equity	5,034			4,984			4,958
Total liabilities and stockholders' equity	$ 37,748			$ 37,379			$ 36,807

Net interest income (FTE)		$ 275			$ 285			$ 270
Taxable Equivalent Adjustment(1)		4			5			4

Total core deposits	$ 23,117	$ 6	0.10%	$ 23,173	$ 6	0.11%	$ 23,384	$ 8	0.13%
Total transactional deposits	9,599	--	0.02%	9,603	--	0.02%	8,847	1	0.03%
Total deposits	26,764	12	0.19%	26,871	13	0.19%	27,465	14	0.21%

Tax equivalent net interest rate spread(2)			3.25%			3.33%			3.32%
Tax equivalent net interest rate margin(2)			3.33%			3.41%			3.39%

(1) Tax equivalent interest income is calculated using a 35% tax rate.
(2) Includes nonaccrual loans.
(3) Includes debt securities, collateralized loan obligations, asset-backed securities, FHLB and FRB common stock, and other investment securities.

First Niagara Financial Group, Inc.
Allowance for Loans and Lease Losses & Asset Quality
(in thousands)

	2014	2013				2012
	First	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Beginning balance	$ 209,274	$ 197,953	$ 183,708	$ 172,002	$ 162,522	$ 149,933
Net loan (charge-offs) recoveries:
Commercial real estate	$ 905	$ (5,764)	$ 1,013	$ (2,817)	$ (2,121)	$ (1,935)
Commercial business	(9,138)	(6,382)	(9,694)	(7,175)	(4,902)	(3,385)
Residential real estate	(174)	(168)	(137)	(291)	(427)	(658)
Home equity	(3,045)	(1,528)	(322)	(905)	(613)	(673)
Indirect auto	(2,086)	(1,215)	(692)	(552)	(252)	(231)
Credit cards	(3,044)	(3,082)	(1,300)	(194)	(204)	(291)
Other consumer	(2,055)	(2,140)	(1,823)	(1,160)	(1,801)	(1,763)
Total net loan charge-offs	$ (18,637)	$ (20,279)	$ (12,955)	$ (13,094)	$ (10,320)	$ (8,936)
Provision for loan losses	24,400	31,600	27,200	24,800	19,800	21,525
Ending balance	$ 215,037	$ 209,274	$ 197,953	$ 183,708	$ 172,002	$ 162,522

Supplemental information
Allowance to loans	0.99%	0.98%	0.94%	0.89%	0.86%	0.82%
Allowance for originated loans to originated loans(1)	1.21%	1.21%	1.20%	1.21%	1.21%	1.20%

Net charge-offs (recoveries) to average loans (annualized)
Commercial real estate	(0.05)%	0.30%	(0.05)%	0.15%	0.12%	0.11%
Commercial business	0.68%	0.49%	0.75%	0.56%	0.39%	0.28%
Total commercial loans	0.25%	0.38%	0.27%	0.32%	0.23%	0.18%
Residential real estate	0.02%	0.02%	0.02%	0.03%	0.05%	0.07%
Home equity	0.44%	0.22%	0.05%	0.14%	0.09%	0.10%
Indirect auto	0.52%	0.33%	0.23%	0.23%	0.15%	0.18%
Credit cards	3.88%	3.93%	1.68%	0.26%	0.27%	0.38%
Other consumer	2.74%	2.79%	2.01%	0.88%	1.27%	1.29%
Total consumer loans	0.50%	0.40%	0.22%	0.16%	0.17%	0.19%
Total loans	0.34%	0.38%	0.25%	0.26%	0.21%	0.18%

Net charge-offs (recoveries) of originated loans to average originated loans (annualized)(1)
Commercial real estate	(0.11)%	0.24%	(0.07)%	0.14%	0.10%	0.07%
Commercial business	0.73%	0.53%	0.83%	0.64%	0.45%	0.33%
Total commercial loans	0.26%	0.37%	0.33%	0.36%	0.26%	0.19%
Residential real estate	0.04%	0.04%	0.03%	0.07%	0.10%	0.15%
Home equity	0.21%	0.29%	0.09%	0.26%	0.19%	0.21%
Indirect auto	0.52%	0.33%	0.23%	0.23%	0.15%	0.18%
Credit cards	3.88%	3.93%	1.68%	0.26%	0.34%	0.69%
Other consumer	2.74%	2.80%	2.59%	1.91%	2.44%	1.71%
Total consumer loans	0.57%	0.56%	0.33%	0.27%	0.28%	0.33%
Total loans	0.36%	0.43%	0.33%	0.33%	0.27%	0.24%

Nonperforming loans:
Originated(1):
Commercial real estate	$ 41,296	$ 53,395	$ 51,302	$ 59,624	$ 49,953	$ 50,848
Commercial business	35,335	42,013	35,854	44,658	47,523	47,066
Residential real estate	32,736	31,478	31,312	29,667	28,455	27,192
Home equity	19,516	18,426	15,709	14,601	14,270	14,233
Indirect auto	7,943	6,274	5,129	3,276	2,426	931
Other consumer	5,216	5,838	5,538	2,818	3,018	2,806
Total originated nonperforming loans	142,042	157,424	144,844	154,644	145,645	143,076
Total acquired nonperforming loans(2)	30,617	30,088	30,388	27,556	27,678	29,648
Total nonperforming loans	172,659	187,512	175,232	182,200	173,323	172,724
Real estate owned	25,466	24,788	24,262	8,144	10,816	10,114
Total nonperforming assets	$ 198,125	$ 212,300	$ 199,494	$ 190,344	$ 184,139	$ 182,838

Accruing troubled debt restructurings (TDR)	$ 56,038	$ 52,263	$ 69,877	$ 69,892	$ 64,311	$ 46,280
Loans 90 days past due still accruing(3)	119,134	113,212	136,248	167,560	172,062	171,568
Total classified loans(4)	667,327	663,700	648,235	701,104	720,197	708,468
Total criticized loans(5)	$ 1,075,523	$ 985,019	$ 977,798	$ 1,012,305	$ 1,044,874	$ 1,002,659

Total nonperforming loans to loans	0.79%	0.87%	0.83%	0.89%	0.87%	0.88%
Total nonperforming originated loans to originated loans(1)	0.82%	0.93%	0.89%	1.02%	1.03%	1.07%
Total nonperforming assets to loans and real estate owned	0.91%	0.99%	0.94%	0.93%	0.92%	0.93%
Total nonperforming assets to assets	0.52%	0.56%	0.53%	0.51%	0.50%	0.50%
Allowance to nonperforming loans	124.5%	111.6%	113.0%	100.8%	99.2%	94.1%

Originated loans(1)	$ 17,388,542	$ 16,922,161	$ 16,211,505	$ 15,102,336	$ 14,100,190	$ 13,372,357
Acquired loans(6)	4,475,593	4,642,775	5,006,753	5,581,651	6,083,912	6,513,636
Credit related discount on acquired loans(7)	(113,295)	(125,283)	(129,187)	(140,805)	(148,883)	(175,981)
Total Loans	$ 21,750,840	$ 21,439,653	$ 21,089,071	$ 20,543,182	$ 20,035,219	$ 19,710,012

(1) Originated loans represent total loans excluding acquired loans.
(2) Nonperforming acquired loans include certain lines of credit that are considered nonaccruing.
(3) Includes acquired loans that were originally recorded at fair value upon acquisition, credit card loans, and loans that have matured which are in the process of collection.
(4) Includes consumer loans, which are considered classified when they are 90 days or more past due. Classified loans include substandard, doubtful, and loss, which are consistent with regulatory definitions, and as described in Item 1, "Business", under the heading "Asset Quality Review" in our Annual Report on 10-K for the year ended December 31, 2013.
(5) Criticized loans includes consumer loans when they are 90 days or more past due. Criticized loans include special mention, substandard, doubtful, and loss.
(6) Represents the carrying value of acquired loans plus the principal not expected to be collected.
(7) Represent principal on acquired loans not expected to be collected.

First Niagara Financial Group, Inc.
Key Statistics
(Share counts in thousands)

	2014	2013				2012
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
First Niagara Financial Group, Inc. capital ratios:
Tier 1 risk based capital	9.62%	9.56%	9.45%	9.41%	9.45%	9.29%
Tier 1 common capital(1)	7.92%	7.86%	7.72%	7.65%	7.64%	7.45%
Total risk based capital	11.60%	11.53%	11.40%	11.35%	11.38%	11.23%
Leverage	7.28%	7.26%	7.14%	7.01%	6.92%	6.75%
Equity to assets	13.23%	13.27%	13.22%	13.20%	13.43%	13.39%
Tangible common equity to tangible assets(1)	6.07%	6.02%	5.89%	5.80%	5.95%	5.77%
Total risk weighted assets(2)	$ 26,639	$ 26,412	$ 26,078	$ 25,564	$ 24,949	$ 24,379

First Niagara Bank, N.A capital ratios:
Tier 1 risk based capital	10.22%	10.15%	10.08%	10.08%	10.15%	9.94%
Total risk based capital	11.08%	10.99%	10.89%	10.85%	10.89%	10.66%
Leverage	7.74%	7.70%	7.61%	7.50%	7.43%	7.23%
Total risk weighted assets(2)	$ 26,597	$ 26,365	$ 26,037	$ 25,520	$ 24,933	$ 24,379

Number of branches	411	421	422	422	427	430
Full time equivalent employees	5,750	5,807	5,788	5,779	5,875	5,927

Share information and per share metrics:
Common shares outstanding	354,127	353,941	353,973	353,932	353,008	352,621
Preferred shares outstanding	14,000	14,000	14,000	14,000	14,000	14,000
Treasury shares	11,875	12,061	12,029	12,070	12,994	13,381
Market price (NASDAQ:FNFG):	$ 9.45	$ 10.62	$ 10.37	$ 10.07	$ 8.86	$ 7.93
Book value per common share(3)	13.40	13.31	13.15	13.06	13.19	13.15
Tangible book value per common share(1)(3)	6.15	6.04	5.86	5.74	5.84	5.65
Price/Book	70.52%	79.79%	78.86%	77.11%	67.17%	60.30%
Price/Tangible book(1)	153.66%	175.83%	176.96%	175.44%	151.71%	140.35%
Common stock dividends	$ 0.08	$ 0.08	$ 0.08	$ 0.08	$ 0.08	$ 0.08
Preferred stock dividends	0.54	0.54	0.54	0.54	0.54	0.54
Dividend payout ratio	53.33%	40.00%	40.00%	44.44%	47.06%	53.33%
Dividend yield (annualized)	3.43%	2.99%	3.06%	3.19%	3.66%	4.01%

(1) The tables in this earnings release present computation of earnings and certain other ratios using non-GAAP financial measures, which we believe provide investors with information that is useful in understanding our financial performance and position. See Appendix A for further detail.
(2) Represents an estimate of total risk weighted assets as of March 31, 2014. All preceding quarters represent actual calculated balances.
(3) Share count excludes unallocated ESOP shares and unvested restricted stock shares.

First Niagara Financial Group, Inc.
Appendix A - Non-GAAP Reconciliation
(in thousands, except per share amounts)

	2014	2013				2012
	First	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Financial ratios computed on an operating basis(1):
Earnings per basic share	$ 0.17	$ 0.20	$ 0.20	$ 0.18	$ 0.17	$ 0.19
Earnings per diluted share	0.17	0.20	0.20	0.18	0.17	0.19
Weighted average shares outstanding - basic(2)	349,906	349,718	349,653	349,542	349,278	349,071
Weighted average shares outstanding - diluted(2)	351,408	350,699	350,896	350,384	349,999	349,663
Noninterest income as a percentage of net revenue(3)	22.08%	24.17%	24.78%	26.18%	25.13%	25.48%
Pre-tax, pre-provision income	109,091	142,442	137,769	129,819	117,776	125,281
Pre-tax, pre-provision income per diluted share	0.31	0.41	0.39	0.37	0.34	0.36
Pre-tax, pre-provision return on average assets	1.17%	1.51%	1.47%	1.41%	1.30%	1.37%
Net interest margin(4)	3.33%	3.41%	3.40%	3.36%	3.39%	3.42%
Interest yield on average loans(4)	3.98%	4.04%	4.14%	4.19%	4.25%	4.39%
Rate paid on interest-bearing liabilities	0.44%	0.43%	0.43%	0.43%	0.44%	0.48%
Efficiency ratio	68.60%	61.46%	62.66%	64.43%	66.86%	65.24%
Effective tax rate	19.6%	29.7%	28.2%	32.0%	31.0%	27.0%
Return on average assets	0.73%	0.82%	0.85%	0.77%	0.74%	0.83%
Return on average equity	5.46%	6.18%	6.37%	5.72%	5.50%	6.06%
Return on average tangible equity(5)	11.02%	12.64%	13.20%	11.75%	11.62%	12.89%
Return on average common equity	5.20%	5.99%	6.18%	5.48%	5.24%	5.86%
Return on average tangible common equity(6)	11.33%	13.25%	13.92%	12.21%	12.05%	13.57%

Reconciliation of net interest income on operating basis to reported net interest income(1):
Total net interest income on operating basis (Non-GAAP)	$ 270,747	$ 280,278	$ 277,540	$ 269,443	$ 266,130	$ 268,566
Additional premium amortization on securities portfolio	--	--	--	--	--	(16,280)
Total reported net interest income (GAAP)	270,747	280,278	277,540	269,443	266,130	252,286

Reconciliation of noninterest expense on operating basis to reported noninterest expense(1):
Total noninterest expense on operating basis (Non-GAAP)	$ 238,380	$ 227,148	$ 231,193	$ 235,170	$ 237,666	$ 235,106
Merger and acquisition integration expenses	--	--	--	--	--	3,678
Restructuring charges	10,356	--	--	--	--	--
Total reported noninterest expense (GAAP)	$ 248,736	$ 227,148	$ 231,193	$ 235,170	$ 237,666	$ 238,784

Reconciliation of net operating income to net income(1):
Net operating income (Non-GAAP)	$ 67,789	$ 77,690	$ 79,143	$ 71,134	$ 67,285	$ 75,358
Nonoperating income and expenses, net of tax:
Additional premium amortization on securities portfolio	--	--	--	--	--	11,633
Merger and acquisition integration expenses	--	--	--	--	--	2,628
Restructuring charges	8,345	--	--	--	--	--
Total nonoperating expenses, net of tax	8,345	--	--	--	--	14,261
Net income (GAAP)	$ 59,444	$ 77,690	$ 79,143	$ 71,134	$ 67,285	$ 61,097

Reconciliation of net operating income available to common stockholders to net income available to common stockholders(1):
Net operating income available to common stockholders (Non-GAAP)	$ 60,242	$ 70,143	$ 71,596	$ 63,587	$ 59,738	$ 67,811
Nonoperating income and expenses, net of tax:
Additional premium amortization on securities portfolio	--	--	--	--	--	11,633
Merger and acquisition integration expenses	--	--	--	--	--	2,628
Restructuring charges	8,345	--	--	--	--	--
Total nonoperating income and expenses, net of tax	8,345	--	--	--	--	14,261
Net income available to common stockholders (GAAP)	$ 51,897	$ 70,143	$ 71,596	$ 63,587	$ 59,738	$ 53,550

Computation of pre-tax,pre-provision income:
Net interest income	$ 270,747	$ 280,278	$ 277,540	$ 269,443	$ 266,130	$ 252,286
Noninterest income	76,724	89,312	91,422	95,546	89,312	91,821
Noninterest expense	(248,736)	(227,148)	(231,193)	(235,170)	(237,666)	(238,784)
Pre-tax, pre-provision income (GAAP)	98,735	142,442	137,769	129,819	117,776	105,323
Add back: non-operating premium amortization	--	--	--	--	--	16,280
Add back: non-operating noninterest expenses (1)	10,356	--	--	--	--	3,678
Pre-tax, pre-provision income (Non-GAAP)(1)	$ 109,091	$ 142,442	$ 137,769	$ 129,819	$ 117,776	$ 125,281

(1) Net interest income, noninterest income and expense on an operating basis, net operating income, and pre-tax, pre-provision income on an operating basis are non-GAAP measures that we believe provide meaningful comparisons of our underlying operational performance and facilitates investors' assessments of business and performance trends in comparison to others in the financial services industry. In addition, we believe exclusion of these nonoperating items enables management to perform a more effective evaluation and comparison of our results and to assess performance in relation to our ongoing operations.
(2) Share count excludes unallocated ESOP shares and unvested restricted stock shares.
(3) Net revenue is comprised of net interest income and noninterest income.
(4) Yields and rates calculated on a tax equivalent basis.
(5) Tangible equity is a non-GAAP measure and excludes goodwill and other intangibles.
(6) Tangible common equity is a non-GAAP measure and excludes goodwill and other intangibles as well as preferred stock.

First Niagara Financial Group, Inc.
Appendix A - Non-GAAP Reconciliation (Cont.)
(in thousands, except per share amounts)

	2014	2013				2012
	First	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Computation of Ending Tangible Common Equity:
Total stockholders' equity	$ 5,026,219	$ 4,993,353	$ 4,938,197	$ 4,902,744	$ 4,946,673	$ 4,993,353
Less: Goodwill and other intangibles	(2,535,271)	(2,542,783)	(2,549,931)	(2,557,560)	(2,567,681)	(2,617,810)
Less: Preferred stockholders' equity	(338,002)	(338,002)	(338,002)	(338,002)	(338,002)	(338,002)
Tangible common equity	$ 2,152,946	$ 2,112,568	$ 2,050,264	$ 2,007,182	$ 2,040,990	$ 2,037,541

Computation of Average Tangible Equity:
Total stockholders' equity	$ 5,034,093	$ 4,984,003	$ 4,932,949	$ 4,989,006	$ 4,958,402	$ 4,945,132
Less: Goodwill and other intangibles	(2,538,891)	(2,546,031)	(2,553,647)	(2,561,507)	(2,609,409)	(2,619,322)
Tangible equity	$ 2,495,202	$ 2,437,972	$ 2,379,302	$ 2,427,499	$ 2,348,993	$ 2,325,810

Computation of Average Tangible Common Equity:
Total stockholders' equity	$ 5,034,093	$ 4,984,003	$ 4,932,949	$ 4,989,006	$ 4,958,402	$ 4,945,132
Less: Goodwill and other intangibles	(2,538,891)	(2,546,031)	(2,553,647)	(2,561,507)	(2,609,409)	(2,619,322)
Less: Preferred stockholders' equity	(338,002)	(338,002)	(338,002)	(338,002)	(338,002)	(338,002)
Tangible common equity	$ 2,157,200	$ 2,099,970	$ 2,041,300	$ 2,089,497	$ 2,010,991	$ 1,987,808

Computation of Tier 1 Common Capital:
Tier 1 capital	$ 2,562,261	$ 2,525,656	$ 2,464,801	$ 2,406,473	$ 2,356,763	$ 2,264,679
Less: Qualifying restricted core capital elements	(113,107)	(112,886)	(112,667)	(112,449)	(112,236)	(112,025)
Less: Perpetual non-cumulative preferred stock	(338,002)	(338,002)	(338,002)	(338,002)	(338,002)	(338,002)
Tier 1 common capital (Non-GAAP)	$ 2,111,152	$ 2,074,768	$ 2,014,132	$ 1,956,022	$ 1,906,525	$ 1,814,652
CONTACT: First Niagara

         Investors:
         Ram Shankar
         Senior Vice President, Investor Relations
         (716) 270-8623
         ram.shankar@fnfg.com

         News Media:
         David Lanzillo
         Senior Vice President, Corporate Communications
         (716) 819-5780
         david.lanzillo@fnfg.com